HAN KUN LAW OFFICES
Suite 906, Office Tower C1, Oriental Plaza, 1 East Chang An Avenue, Beijing 100738, P. R. China
TEL: (86 10) 8525 5500; FAX: (86 10) 8525 5511 / 8525 5522

March 17, 2010

China Electric Motor, Inc.
1st Building
Guangyang Electric Industrial Park
Fuyuan 2nd Road
Fuyong Hi-Tech Zone
Baoan District
Shenzhen
People’s Republic of China

Ladies and Gentlemen:

We hereby consent to (i) the use of our name under the caption “Risk Factors” in the registration statement on Form S-1 (the “Registration Statement”) filed by China Electric Motor, Inc. (the “Company”) with the United States Securities and Exchange Commission on the date hereof in connection with the registration under the United States Securities Act of 1933, as amended, of common stock, par value $0.0001 per share, of the Company, (ii) the use of our name in documents incorporated by reference in the Registration Statement, (iii) the references to us under the caption “Legal Matters” in the Registration Statement, and (iv) to the filing of this letter as an exhibit to the Registration Statement, each as such Registration Statement may be amended or supplemented from time to time.

Our offices are located at Suite 906, Office Tower C1, Oriental Plaza, 1 East Chang An Avenue, Beijing 100738, People’s Republic of China.

Very truly yours,
For and on behalf of
Han Kun Law Offices

Chaoying (Charles) Li
Partner / Attorney at Law

CONFIDENTIALITY.  This document contains confidential information which may also be privileged.  Unless you are the addressee (or authorized to receive for the addressee), you may not copy, use, or distribute it.  If you have received it in error, please advise Han Kun Law Offices immediately by telephone or facsimile and return it promptly by mail.     Thanks.